SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 26, 2012
General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
 (State or Other Jurisdiction of Incorporation)

001-32845	32-0163571
(Commission File Number)	(I.R.S. Employer Identification No.)

39 East Union Street
Pasadena, California	91103
(Address of Principal Executive Offices)	(Zip Code)
(626) 584-9722
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTES
Certain References

References in this Report to “we,” “us,” “our” or the “Company” refer to General Finance Corporation, a Delaware corporation (“GFN”), and its direct and indirect subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN North America Corp., a Delaware corporation ("GFNNA"); GFN Manufacturing Corporation, a Delaware corporation ("GFNMC"), and its subsidiary Southern Frac, LLC, a Texas limited liability company; Royal Wolf Holdings Limited (formerly GFN Australasia Holdings Pty Limited), an Australian corporation publicly traded on the Australian Securities Exchange ("RWH"); and its Australian and New Zealand subsidiaries (collectively, "Royal Wolf"); Pac-Van, Inc., an Indiana corporation, and its Canadian subsidiary, PV Acquisition Corp., an Alberta corporation, doing business as "Container King" (collectively, "Pac-Van").

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Item 1.01	Entry Into a Material Agreement	1

Item 9.01	Financial Statements and Exhibits	1

Exhibit 10.1

i

Item 1.01 Entry Into a Material Definitive Agreement

Effective November 26, 2012 (in Australia), Royal Wolf (ASX:RWH) amended its senior secured facility with Australia and New Zealand Banking Group Limited (“ANZ”) to, among other things, (i) provide for an additional AUS$15,000,000 Cash Advance Facility that will mature on November 14, 2014 and bear interest at a rate of ANZ’s prime rate plus 1.85% per annum, (ii) split the credit facility between Australia and New Zealand by creating a new cross guarantee document between all the Royal Wolf Australian and New Zealand companies, which includes ANZ and ANZ Bank New Zealand Limited (“ANZNZ”) as beneficiaries of that document and (iii) amend the debt to EBITDA ratio financial covenant, as defined, of 2.70:1 with 3.00:1 for the quarter ending December 31, 2012 and 2.75:1 for every quarter thereafter.

As a result of the amendment, the ANZ senior credit facility will total AUS$104,000,000 in Australia and AUS$24,000,000 (NZ$29,800,000) in New Zealand.

Item 9.01   Financial Statements and Exhibits

Exhibit:

10.1	Variation Letter executed on November 26, 2012 among Australia and New Zealand Banking Group Limited and Royal Wolf.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL FINANCE CORPORATION
Dated: November 28, 2012	By:	/s/ CHARLES E. BARRANTES
Charles E. Barrantes
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1	Variation Letter executed on November 26, 2012 among Australia and New Zealand Banking Group Limited and Royal Wolf.

3